Exhibit 10.1

PROFESSIONAL SERVICES AGREEMENT

Arne Almerfors

This Agreement is made as of this 1st day of June, 2010, by and between

FLIR Systems AB (hereinafter, the “Company” or “FLIR”), a corporation having offices at Rinkebyvägen 19, P.O. Box 3, SE-182 11 Danderyd, Sweden

and

Arne Almerfors, residing at Saltsjöqvarns Kaj 35, SE-131 71 Nacka, Sweden, or such legal entity controlled by Mr. Almerfors as he may designate (hereinafter, the “Consultant”) (individually, a “Party” and together, the “Parties”).

1. SCOPE OF WORK TO BE PERFORMED. FLIR desires that the Consultant perform, and the Consultant agrees to perform the following tasks:

•

Analyze all potential opportunities for FLIR and its affiliates to conduct low-cost manufacturing operations globally and report on same to the Chairman of FLIR Systems AB (“Supervisor”) no later than 31 December 2010.

•	Be available to consult with the Supervisor regarding historical matters pertaining to the Thermography business.

•	Be available to consult with the Supervisor regarding all FLIR Systems, Inc. businesses and operations in the European Union.

Upon request, the Consultant shall submit a detailed report to the Supervisor. The report shall include hours worked, accomplishments and prospective plans, as well as any other data defined by the Supervisor.

2. TERMS OF PAYMENT. The fee for the Consultant’s consulting work and additional work shall consist of the following:

•

Base Fee: The equivalent of USD 250,000.00 paid in Swedish kroner in twelve (12) equal monthly payments on or before the 10th business day of each month. The Base Fee is based on 1,000 hours worked on the Scope of Work activities during the Term.

•

Additional Compensation: In the event that the Supervisor requests and the Consultant agrees to perform addition duties outside the Scope of Work set forth in paragraph 1, Consultant will be compensated at the equivalent rate of USD 250.00 per hour paid in Swedish kroner. The Additional Compensation will be payable within thirty (30) calendar days following FLIR’s receipt of an invoice detailing the activities performed and the amount due. Each invoice shall be sent to the Supervisor care of the address set forth in paragraph 17.

3. REIMBURSEMENT OF EXPENSES. FLIR shall not be liable to the Consultant for any expenses paid or incurred by the Consultant unless otherwise agreed to in advance in writing. In the event that the Consultant travels on behalf of the Company, hours worked and reasonable travel expenses will be reimbursed.

4. EQUIPMENT, TOOLS, MATERIALS, OR SUPPLIES. Consultant shall supply, at Consultant’s expense, all equipment, tools, materials, and/or supplies to accomplish the scope of work to be performed.

5. PAYROLL TAXES. Neither federal, nor state, nor local income tax nor payroll tax of any kind shall be withheld or paid by FLIR on behalf of the Consultant or the employees of the Consultant. The Consultant shall not be treated as an employee with respect to the services performed hereunder for the tax purposes of any jurisdiction.

6. NOTICE TO CONSULTANT REGARDING TAX DUTIES AND OTHER LIABILITIES. The Consultant understands that the Consultant is responsible to pay, according to law, the Consultant income tax. If the Consultant is not a corporation, Consultant further understands that the Consultant may be held liable for self-employment tax, to be paid by Consultant according to law. Further, the Consultant shall indemnify and hold FLIR harmless from any and all losses, injuries, or damages caused by the Consultant’s negligence, reckless or intentional acts or omissions. Consultant will show upon request a policy of insurance to cover any negligent acts committed by the Consultant.

7. BENEFITS. The Consultant is not eligible for, and shall not participate in, any employee pension, health, or other benefit plan, of FLIR.

8. COMPLIANCE WITH LAWS. The Consultant shall carry out his duties and obligations in accordance with applicable laws and with any instructions that may from time to time be given to the Consultant by FLIR.

9. TERM OF AGREEMENT. This Agreement shall be effective on the date first set forth above, and shall terminate at 11:59 p.m. on May 31, 2011 (“Term”).

10. TERMINATION WITHOUT CAUSE. Either Party may terminate this Agreement without cause after giving fourteen (14) calendar days prior written notice to the other of intent to terminate without cause. The Parties shall deal with each other in good faith during the 14-day period after any notice of intent to terminate without cause has been given.

11. TERMINATION WITH CAUSE. With reasonable cause, either Party may terminate this Agreement effective immediately upon providing written notice of termination for cause. Reasonable cause shall include, but is not limited to:

a.	Material violation of this Agreement; or

b.	Any act exposing the other Party to liability to others for personal injury or property damage.

In addition to the provisions of paragraphs 10 and 11, FLIR shall have the absolute right to terminate this Agreement immediately upon the occurrence of any one of the following events:

i.	FLIR being obliged under law to terminate this Agreement.

ii.	The Consultant:

enters into liquidation, whether voluntary or compulsory, or compounds with creditors, or takes or suffers any similar action in consequence of its indebtedness;

becomes controlled or managed by any other person, body or corporation;

fails to comply with or observe any law, or government regulation, or becomes involved in legal proceedings or activities which may prejudice or harm the business or good name of FLIR of any of its affilates; or

becomes suspended, disbarred or disqualified from conducting transactions by any cognizant authority including, without limitation, the governments of Sweden and the United States of America.

12. NON-WAIVER. The failure of either Party to exercise any of its rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights or a waiver of any subsequent rights.

13. NO AUTHORITY TO BIND. The Consultant has no authority to enter into contracts or agreements on behalf of FLIR. This Agreement does not create a partnership or other business relationship between the Parties, other than Consultant’s role as an independent contractor providing services to FLIR.

14. DECLARATION BY THE CONSULTANT. The Consultant declares that the Consultant (i) has complied with all applicable federal, state and local laws regarding business permits, certificates and licenses that may be required to carry out the work to be performed under this Agreement, (ii) will comply with all such laws which are or may pertain to FLIR’s business and the services to be performed by Consultant.

15. PROPRIETARY INFORMATION.

a.	FLIR shall retain all title, right and interest it possesses in any drawings, information, data, reports, specifications or documentation, whether of a technical, financial or business nature (hereinafter “Proprietary Data”) furnished to the Consultant by FLIR. For purposes of this Agreement, Proprietary Data shall include such data disclosed in tangible form or in oral or intangible form.

b.	The Consultant agrees that the Proprietary Data shall not be used or reproduced for any purposes whatsoever except for the performance of services under this Agreement. The Consultant further agrees not to disclose to any third party, by any means, whatsoever, any FLIR Proprietary Data the Consultant may have obtained in the performance of services under this Agreement, without the prior written permission of an officer of FLIR.

c.	Any information which is proprietary to the Consultant and which is disclosed to FLIR hereunder shall be deemed to have been disclosed as a part of the consideration for this Agreement, and FLIR shall have full right to its use as FLIR deems fit.

d.	Any information contained in, and the ownership of all reports and documents developed, acquired or performed by the Consultant in connection with this Agreement, shall remain the sole property of FLIR, shall be held in confidence by the Consultant, and shall not be reproduced, used or disclosed to others by the Consultant. The obligation of this paragraph shall survive any termination hereof.

e.	Except for subparagraph 15.d, the Consultant’s obligations with respect to this paragraph 15 shall remain in effect for a period of seven (7) years from the date of termination of this Agreement. At FLIR’s request, Consultant shall certify in writing the return and/or destruction of all Proprietary Data.

16. EXCLUSIVITY. During the Term, the Consultant agrees to refrain from engaging in other consulting activities for other companies without FLIR’s written consent.

17. NOTICES. Any notice required or permitted to be given in connection with this Agreement shall be given in writing and shall be delivered either (i) by hand to the Party, or (ii) by certified mail, return receipt requested to the Party at the Party’s address stated herein or (iii) by facsimile with proof of transmission. Any Party may change its address stated herein by giving notice of the change in accordance with this paragraph. For FLIR, notice shall be given as follows:

FLIR Systems, Inc.

Attn: General Counsel

27700 SW Parkway Avenue

Wilsonville, OR 97070

Fax: (503) 498-3911

18. ASSIGNABILITY. The Consultant may not assign, subcontract, or otherwise transfer any right or obligation it has, or may acquire, under this Agreement to any other entity without FLIR’s prior written approval. Any such assignment, subcontracting or transfers approved shall also be conditioned upon acceptance by the assignee, subcontractor and/or transferee of the terms and conditions hereof. Notwithstanding anything to the contrary in this paragraph 17, as stated in the preamble, Mr. Almerfors may substitute may substitute a legal entity to perform the Scope of Work set forth in paragraph 1, subject to the approval of FLIR, which approval shall not be unreasonable withheld.

19. MEDIATION AND ARBITRATION. In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion (a “Dispute”), the parties agree that, prior to commencing any proceeding to enforce any rights under this Agreement, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each Party shall bear one-half ( 1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation.

If any Dispute cannot be resolved by mediation, such Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. The location of the arbitration shall be Stockholm, Sweden, or such other location on which the parties may agree. The arbitrator shall apply Swedish law. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of FLIR and the Consultant.

20. CHOICE OF LAW. Any dispute under this Agreement or related to this Agreement shall be decided in accordance with the laws of the Kingdom of Sweden, without regard to its choice of laws provisions.

21. ENTIRE AGREEMENT. This is the entire Agreement of the Parties.

22. SEVERABILITY. If any part of this Agreement shall be held unenforceable, the rest of this Agreement will nevertheless remain in full force and effect.

23. AMENDMENTS. This Agreement may be supplemented, amended or revised only in writing as mutually agreed by the Parties.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE STATED.

FLIR SYSTEMS AB	CONSULTANT

/s/ Earl R. Lewis	/s/ Arne Almerfors
Signature	Signature

Earl R. Lewis	Arne Almerfors
Printed Name	Printed Name

Chief Executive Officer
Title	Title

June 1, 2010	May 29, 2010
Date	Date